EXHIBIT 10.1

April 7, 2022

Via Electronic Mail

Mark Davidson

2156 Ferncroft Ln

Chester Springs, PA 19425

mark.davidson@comcast.net

Re: Odyssey Offer for Employment Dear Mark,

On behalf of the Board of Directors (the “Board”) of Odyssey Semiconductor Technologies Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment as Chief Executive Officer of the Company. The terms of our offer to you are as follows:

1.	Position. Beginning on April 18, 2022, you will commence full-time employment as the Chief Executive Officer of the Company, working out of the Company’s office in Ithaca, New York and your home office. You are also expected to travel on behalf of the Company when such travel is useful or required. For the initial six (6) months of your employment, we will expect that you work approximately 50% of your time at the Company’s office in Ithaca to ensure that you are connected to the Company’s employees. The company will reimburse you for reasonable travel expense, hotel and meals when you travel to Ithaca. As Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”), and will have responsibility for the Company’s overall operations and strategic direction, as well as other tasks assigned to you by the Board. You agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment nor will you engage in any other activities that conflict with your obligations to the Company. The Company will recommend that you be elected to the Board as soon as practicable following your commencement of employment, and will recommend that you continue to serve on the Board so long as you remain Chief Executive Officer of the Company.

2.	Compensation.

Base Salary. As a full-time, regular, exempt employee, you will receive a salary of $300,000 annually (“Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings. The Company reserves the right to change your compensation, hours, duties, and benefits as it deems necessary.

Bonus. For 2022, as a full-time, regular, exempt employee you will be eligible for an annual target bonus of up to $150,000 (i.e., 50% of the Base Salary) that will be prorated for nine (9) months which would be $112,500 based on your achievements of your 2022 CEO performance goals to be finalized and approved by the Board of Directors. We will provide you with suggestions for your CEO performance goals in the first two months of your employment. The annual bonus will be paid in stock compensation until such time that the Company has sufficient cash flow to fund a bonus pool from the Company’s operations. Your bonus eligibility for years beyond 2022 will be determined by the Board in accordance with the Company’s future bonus plans and programs. You must be employed on the final date of your annual performance period to receive your bonus. In addition, bonuses paid in stock generally have a quarterly forward vest component over 1 year.

3.	Benefits. You will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including paid time off and holidays, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

4.	Options. The Company will recommend to the Board that you be granted an option under the Company’s Equity Incentive Plan (the “Plan”) to purchase up to a to-be-determined amount of shares of Common Stock of the Company, at the fair market value of the Company’s common stock, as determined by the Board on the date it approves such grant (the “Option”). Your total option grant will be equivalent to 5.0% ownership of the Company on a fully-diluted basis using the treasury stock method as of March 31, 2022 (or 5.0% of 12,910,125 shares, or 650,000 shares). The Option will vest at the rate of 25% per year on the anniversary date from your first day of employment in four 1 year cliffs. As an example, your first Option vest of 25% occurs on April 1, 2023. You will also be eligible for refresh grants in subsequent years starting in May 2023.

While your employment with the Company will be at-will, as further described below, it is agreed that the Option will be subject to acceleration in vesting as follows: if (i) a “Change of Control” (as will be defined in the Company’s Change of Control Agreement and separation agreement) occurs during the term of your employment with the Company, and (ii) within twelve (12) months following such Change of Control, you are Involuntarily Terminated (as defined below), then conditioned on your (a) signing and not revoking a release of claims in a form prescribed by the Company, (b) resigning from the Board (if applicable) on the date that your employment terminates, and (c) returning to the Company all of its property and confidential information that is in your possession and/or control then: (i) if the Change of Control event occurs within the first (1st) year of employment then 50% of the then unvested shares subject to the Option will immediately vest; (ii) if the Change of Control occurs after your first year of employment then 100% of your then unvested option will immediately vest. Your accelerated vesting will be subject to a standard “double trigger” process to be defined in your Change of Control Agreement.

For this purpose, “Involuntarily Terminated” means your involuntary discharge by the Company for reasons other than “Cause” (as defined below) or your resignation for “Good Reason” as defined below. For this purpose, “Cause” means (1) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (2) your material breach of any agreement between you and the Company, (3) your material failure to comply with the Company’s written policies or rules, (4) your commission of an act of fraud or misappropriation of property belonging to the Company or its affiliates, or your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (5) your gross negligence or willful misconduct in connection with the performance of your duties, (6) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors, (7) your bringing and/or use of confidential or proprietary material from any former employer, or (8) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Involuntary Termination. “Involuntary Termination” shall mean:

(i)       without Executive’s express written consent, a material reduction in Executive’s title, authority, duties or responsibilities relative to Executive’s title, authority, duties or responsibilities in effect immediately prior to the Change of Control or a material reduction in the title, authority, duties, or responsibilities of the supervisor to whom the service provider is required to report relative to the supervisor’s title, authority, duties or responsibilities in effect immediately prior to the Change of Control;

(ii)       without Executive’s express written consent, a reduction by the Company of Executive’s base compensation of more than ten percent (10%) as in effect immediately prior to the Change of Control, unless such reduction in base compensation is part of a general reduction in compensation applicable to senior executives of the Company;

(iii)       without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from its location immediately prior to the Change of Control;

(iv)       any termination of Executive by the Company which is not effected for Cause; or

(v)       the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii),

(iii) or (v) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred eighty (180) days following the initial existence of such condition (Executive terminates for “Good Reason”). A termination due to death or disability shall not be considered an Involuntary Termination.

(d)       Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, the company will create a separation agreement or add provisions into the change of control agreement covering any instance where you are involuntarily terminated not for cause and not in conjunction with a change of control whereby you would be entitled to 12 months of severance. This agreement and the change of control will include consideration of bonus as part of your compensation and whether any pro rata bonus for the year in which this happens to the extent a bonus would, in the board’s discretion, probably have been paid at year end.

5.       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign, complete, return and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree not to (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, or (iii) engage in any other activity that takes advantage of any Company opportunity for your own self interest. You represent that your signing of this letter agreement and the Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers, or between yourself and any other parties. As an employee of the Company, you will be expected to abide by Company rules and regulations.

6.       At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Neither you, nor the Company, will have any liability to the other party for terminating the relationship. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Neither the vesting of any option described in this letter agreement (nor any other provision of this letter agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time.

7.       Authorization to Work and Background Check. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States, or your employment relationship with the Company will be terminated. This requirement applies to U.S. citizens and non-U.S. citizens alike. Your employment is also subject to the Company checking references and a 3rd party background check to be performed before your employment relationship begins with the Company. You consent to such reference and background check by signing below.

8.       Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim relating to or arising out of your employment relationship with the Company, or the termination of your employment with Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of New York, Tompkin’s County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. You agree that this offer letter, and related agreements for employment are governed under the laws of the state of New York.

9.       Cooperation. You and the Company agree that certain matters in which you will be involved during your employment may necessitate your cooperation in the future. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the Board, you agree to cooperate with the Company in connection with matters arising out of the your service to the Company. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.

10.       Entire Agreement. This letter agreement, together with the Employee Invention Assignment and Confidentiality Agreement will form the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another officer of the Company.

11.       Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated and return it to me by PDF in email no later than 5:00 p.m. PST on April 8, 2022. If you have not accepted our offer by that time, this offer will expire. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any. We look forward to the opportunity to welcome you to the Company.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein. I agree that I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

4/7/2022
Date signed

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